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                                                                      EXHIBIT 11



                          PART II:  OTHER INFORMATION
                  EXHIBIT 11:  EARNINGS PER SHARE CALCULATION
              (IN THOUSANDS OF DOLLARS - EXCEPT PER SHARE AMOUNTS)





Computation of Net Income Per Share

                                                                For the three months ended              For the nine months ended
                                                                      September 30,                           September 30,
                                                                      -------------                           -------------

                                                                 1996               1997                 1996               1997
                                                                 ----               ----                 ----               ----
Net income (pro forma for 1996)                                   $823               $1,653              $6,551             $10,001

Primary and fully diluted net income (pro forma for 1996)          823                1,653               6,551              10,001
                                                            -----------         ------------         -----------         -----------

Weighted average shares outstanding                              8,881               10,269               7,894               9,919

Dilutive common stock equivalents for primary
     net income per share                                          162                  375                  54                 372
                                                            -----------         ------------         -----------         -----------

Weighted average shares and common equivalent
     shares outstanding for primary net income per share         9,043               10,644               7,948              10,291

Additional equivalent shares assuming full dilution                 24                   20                   8                  54
                                                            -----------         ------------         -----------         -----------

Weighted average shares and common equivalent
     shares for fully diluted net income per share               9,067               10,664               7,956              10,345
                                                            ===========         ============         ===========         ===========

Primary net income per share                                     $0.09                $0.16               $0.82               $0.97
                                                            ===========         ============         ===========         ===========

Fully diluted net income per share                               $0.09                $0.16               $0.82               $0.97
                                                            ===========         ============         ===========         ===========





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